Carriage Services Announces Second Quarter and Six Months Ended June 30, 2022 Results

Conference call on Thursday, July 28, 2022, at 9:30 a.m. Central Time
HOUSTON – JULY 27, 2022 – (GLOBE NEWSWIRE) Carriage Services, Inc. (NYSE: CSV): today announced results for the second quarter and six months ended June 30, 2022.
▪Second Quarter Revenue of $90.6 million, GAAP Diluted EPS of $0.69 and Adjusted Diluted EPS of $0.58;
•Invested $176.7 million since bond refinancing on May 13, 2021 to repurchase 3.6 million shares (19.8% of outstanding) at $49.05 per share;
•Capital allocation now focused on closing two high quality acquisitions in two large new strategic markets, continuing investment in cemetery property development and deleveraging our balance sheet for optimum financial flexibility by the end of 2023;
•Given changes in Capital Allocation priorities over the next eighteen months and the numerous economic, monetary, market and geopolitical cross-currents and headwinds, we will no longer update our Three Year Roughly Right Ranges Performance Scenario through 2024 or Management’s Opinion of Roughly Right Range of Intrinsic Value;
•Updated Rolling Four Quarter Outlook including higher investments in Overhead Talent and closing two acquisitions in the next several months; and
•Realized $42 million in trust fund capital gains since COVID-19 market crash and portfolio repositioning, and selectively now deploying new capital to increase recurring annual income to a goal of a record $20 million, 2.25 times the level on March 6, 2020.
Mel Payne, Chairman and CEO, stated, “Highlights of our second quarter performance included funeral volumes that were up over the COVID-19 elevated levels of last year, and all five reporting segments of Field Revenue that were higher than last year with Total Revenue up $2.3 million or 2.6% to a second quarter record of $90.6 million. However, our Field EBITDA declined $1.4 million, and Field EBITDA Margin declined 270 basis points to 42.6%, declines that were attributable to a $1.4 million Field EBITDA decline in our Same Store Cemetery Portfolio, where we are continuing to make top-grading talent changes and capital allocation investments in cemetery product development for sustainable and broadly higher performance in the future.
Compared to a record second quarter and first half last year of performance metrics that were somewhat elevated by COVID-19 funeral deaths, our second quarter and first half performance this year at the Operating Field Level has been strong, as Total Revenue for the quarter was higher than last year by 2.6% and for the first half of the year by 2.1%. Our Total Field EBITDA for the second quarter was down $1.4 million or 3.4% compared to last year, and for the first six months of the year was down $1.7 million or only 2.0%, again attributable entirely to same dollar declines in our Same Store Cemetery Portfolio.
The second quarter decline in our Adjusted Consolidated EBITDA and Adjusted Diluted EPS of $3.4 million (down 11.8%) and $0.06 (down 9.4%), respectively, and first half decline of $5.6 million in Adjusted Consolidated EBITDA (down 8.8%) and increase of only $0.06 in Adjusted Diluted EPS (up 4.1%), respectively, are mostly attributable to investments in controllable fixed overhead. Starting early this year, we made the decision to add leadership and functional talent to our Houston Support Center Teams, concentrated in Marketing (new centralized function previously decentralized at the local business level), Information Technology (new Executive Team Leader, Rob Franch) and Acquisition Strategy and Execution under Steve

Metzger. Moreover, we have continued to top-grade our leadership talent across our three Operations and Sales Regions at all levels, especially focused on our largest Eastern Region where most of the underperforming individual businesses over the last year have been concentrated.
For the entirety of 2020 and 2021 during the extended uncertainty of the Coronavirus Pandemic, we focused on continuous and broad talent and performance improvement to drive optimization of our funeral and cemetery portfolios. We achieved a Company milestone that we have called a High Performance Culture Transformation, characterized by large increases in all our valuation performance metrics to record levels of Total Revenue; Field EBITDA, Adjusted Consolidated EBITDA, Free Cash Flow and associated Margins; as well as GAAP and Adjusted Diluted EPS. The final step in our milestone performance transformation was the successful refinancing of our $400 million 6.625% Senior Notes due May 2026 into new $400 million 4.25% Senior Notes due May 2029.
At the beginning of 2020 we initiated and announced the second five-year timeframe of Carriage’s Good To Great Journey that never ends, so we just passed the halfway mark of this five-year timeframe on June 30, 2022. The very concept of our Mission / Vision of Being The Best on a Good To Great Journey that never ends means that we are continuously striving to improve and widen our “competitive advantages moat” in each business and market in which we operate, as well as in each of the functional support teams in our Houston Support Center. So our decision to invest in substantial new overhead talent in specific value added buckets (Marketing, Information Technology, Acquisitions, Field Leadership Top-grading, etc.) was done with longer term bigger and better ideas and goals in mind.
The main idea was to invest in an increase in short term accounting expense labeled “Overhead” that would, from a Capital Allocation and Value Creation perspective, be a “No-Brainer” that would lead to increases in organic revenue and field earnings from our existing portfolio of businesses while improving our consolidation platform capacity to acquire, integrate and leverage our overhead with a faster pace of high quality large acquisitions to our portfolio in the future. In addition to higher long term revenue growth, the various IT programs being led by Rob Franch should lead to company-wide cost, time, system and process efficiencies that result in higher profitability in all revenue categories which in turn will expand our Field and Consolidated EBITDA Margins. It seems wise to invest now in an uncertain economic and market environment when expectations are low with the goal of accelerating value creation in the intermediate to long term future.
Historically, our industry has been highly resilient to adverse economic and market environments, which we believe will continue to be the case during the current period of extreme domestic and global uncertainties. Our leadership teams are excited about our Company getting better faster irrespective of the external environment because of the substantial degree to which we can control our own performance destiny and create shareholder value per share over the remaining 2½ years of the second five year timeframe of Carriage’s Good To Great Journey ending 2024. And we are really excited imagining the incremental value we can create during the third five year timeframe of our Good To Great Journey ending 2029, which coincides with the maturity of our 4.25% $400 million Senior Notes. We have therefore adopted the mantra that Carlos Quezada began to use after joining Carriage on June 26, 2020, “It’s a great time to be at Carriage, but the best is yet to come!”, concluded Mr. Payne.

SECOND QUARTER 2022 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue(1) of $90.6 million, an increase of $2.3 million or 2.6%;
•GAAP Funeral Operating Income of $18.5 million, an increase of $1.9 million or 11.4%;
•GAAP Funeral Operating Income Margin of 29.8%, an increase of 200 basis points;
•GAAP Cemetery Operating Income of $10.4 million, a decrease of $1.1 million or 9.4%;
•GAAP Cemetery Operating Income Margin of 36.4%, a decrease of 400 basis points;
•GAAP Net Income of $10.9 million, an increase of $17.1 million or 276.7%;
•GAAP Net Income Margin of 12.0%, an increase of 1,900 basis points;
•GAAP Diluted EPS of $0.69, an increase of $1.02 or 309.1%;
•Same Store Funeral Contracts of 9,415, an increase of 174 or 1.9%;
•Same Store Funeral Revenue of $50.6 million, an increase of $1.7 million or 3.5%;
•Same Store Funeral EBITDA of $19.0 million, a decrease of $0.1 million or 0.5%;
•Same Store Funeral EBITDA Margin of 37.6%, a decrease of 150 basis points;
•Acquisition Funeral Revenue of $7.6 million, an increase of $0.7 million or 10.1%;
•Acquisition Funeral EBITDA of $3.1 million, an increase of $0.3 million or 10.5%;
•Acquisition Funeral EBITDA Margin of 40.0%, an increase of 10 basis points;
•Same Store Cemetery Revenue of $17.0 million, an increase of $0.1 million or 0.4%;
•Acquisition Cemetery Revenue remained flat at $8.2 million;
•Financial Revenue of $5.8 million, an increase of $0.4 million or 6.7%;
•Total Field EBITDA of $38.6 million, a decrease of $1.4 million or 3.4%;
•Total Field EBITDA Margin of 42.6%, a decrease of 270 basis points;
•Adjusted Consolidated EBITDA of $25.3 million, a decrease of $3.4 million or 11.8%;
•Adjusted Consolidated EBITDA Margin of 27.9%, a decrease of 460 basis points; and
•Adjusted Diluted EPS of $0.58, a decrease of $0.06 or 9.4%.

FIRST HALF 2022 COMPARATIVE PERFORMANCE HIGHLIGHTS
•Total Revenue(1) of $188.8 million, an increase of $3.8 million or 2.1%;
•GAAP Funeral Operating Income of $44.0 million, an increase of $1.5 million or 3.5%;
•GAAP Funeral Operating Income Margin of 32.2%, a decrease of 10 basis points;
•GAAP Cemetery Operating Income of $18.6 million, a decrease of $2.4 million or 11.2%;
•GAAP Cemetery Operating Income Margin of 35.5%, a decrease of 390 basis points;
•GAAP Net Income of $27.3 million, an increase of $20.5 million or 303.5%;
•GAAP Net Income Margin of 14.5%, an increase of 1,080 basis points;
•GAAP Diluted EPS of $1.70, an increase of $1.33 or 359.5%;
•GAAP Cash Provided by Operating Activities of $30.2 million, a decrease of 27.2%;
•GAAP Cash Provided by Operating Activities as a percentage of Total Revenue of 16.0%, a decrease of 642 basis points;
•Same Store Funeral Contracts of 21,068, an increase of 552 or 2.7%;
•Same Store Funeral Revenue of $112.2 million, an increase of $4.4 million or 4.1%;
•Same Store Funeral EBITDA of $46.5 million, an increase of $0.8 million or 1.7%;
•Same Store Funeral EBITDA Margin of 41.5%, a decrease of 100 basis points;
•Acquisition Funeral Revenue of $16.3 million, an increase of $1.3 million or 8.9%;
•Acquisition Funeral EBITDA of $6.8 million, an increase of $0.4 million or 6.2%;
•Acquisition Funeral EBITDA Margin of 41.9%, a decrease of 110 basis points;
•Same Store Cemetery Revenue of $31.2 million, a decrease of $0.3 million or 1.0%;
•Acquisition Cemetery Revenue of $14.5 million, a decrease of $0.7 million or 4.4%;
•Financial Revenue of $11.4 million, an increase of $0.4 million or 3.2%;
•Total Field EBITDA of $84.1 million, a decrease of $1.7 million or 2.0%;
•Total Field EBITDA Margin of 44.5%, a decrease of 190 basis points;
•Adjusted Consolidated EBITDA of $57.8 million, a decrease of $5.6 million or 8.8%;
•Adjusted Consolidated EBITDA Margin of 30.6%, a decrease of 370 basis points; and
•Adjusted Diluted EPS of $1.51, an increase of $0.06 or 4.1%.

(1) Total Revenue is comprised of Same Store Funeral Revenue, Acquisition Funeral Revenue, Same Store Cemetery Revenue, Acquisition Cemetery Revenue, Divested Revenue, Ancillary Revenue and Financial Revenue. The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

FIVE QUARTER TREND REPORT ENDING JUNE 30, 2022

FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT
(000’s except for volume, averages & margins)	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Funeral Same Store Contracts	9,241	10,824	10,698	11,653	9,415
Average Revenue Per Contract (1)	$5,294	$5,276	$5,345	$5,280	$5,378
Funeral Same Store Burial Contracts	3,297	3,699	3,799	4,079	3,234
Funeral Same Store Burial Rate	35.7%	34.2%	35.5%	35.0%	34.3%
Average Revenue Per Burial Contract	$9,308	$9,492	$9,431	$9,385	$9,605
Funeral Same Store Cremation Contracts	5,225	6,185	6,048	6,633	5,399
Funeral Same Store Cremation Rate	56.5%	57.1%	56.5%	56.9%	57.3%
Average Revenue Per Cremation Contract	$3,464	$3,483	$3,497	$3,450	$3,526
Funeral Same Store Revenue	$48,922	$57,104	$57,178	$61,526	$50,631
Funeral Same Store EBITDA	$19,144	$25,560	$24,287	$27,499	$19,042
Funeral Same Store EBITDA Margin	39.1%	44.8%	42.5%	44.7%	37.6%
Funeral Acquisition Revenue	$6,939	$7,651	$8,007	$8,610	$7,641
Funeral Acquisition EBITDA	$2,769	$3,373	$3,578	$3,750	$3,059
Funeral Acquisition EBITDA Margin	39.9%	44.1%	44.7%	43.6%	40.0%
Cemetery Same Store Preneed Property Contracts Sold	1,211	1,280	1,120	1,068	1,228
Cemetery Same Store Preneed Sales Revenue	$11,445	$11,366	$10,926	$9,011	$12,364
Cemetery Same Store Revenue	$16,906	$16,342	$16,288	$14,251	$16,969
Cemetery Same Store EBITDA	$7,907	$6,465	$6,939	$5,300	$6,479
Cemetery Same Store EBITDA Margin	46.8%	39.6%	42.6%	37.2%	38.2%
Cemetery Acquisition Preneed Property Contracts Sold	475	294	361	299	392
Cemetery Acquisition Preneed Sales Revenue	$6,839	$5,148	$5,045	$4,298	$6,486
Cemetery Acquisition Revenue	$8,175	$6,362	$6,312	$6,297	$8,193
Cemetery Acquisition EBITDA	$4,737	$3,547	$3,140	$3,299	$4,640
Cemetery Acquisition EBITDA Margin	57.9%	55.8%	49.7%	52.4%	56.6%
Total Financial Revenue	$5,394	$5,638	$6,160	$5,689	$5,758
Total Financial EBITDA	$5,048	$5,224	$5,770	$5,260	$5,318
Total Financial EBITDA Margin	93.6%	92.7%	93.7%	92.5%	92.4%
Total Revenue	$88,277	$95,041	$95,931	$98,161	$90,600
Total Field EBITDA	$40,014	$44,651	$44,189	$45,454	$38,635
Total Field EBITDA Margin	45.3%	47.0%	46.1%	46.3%	42.6%
Adjusted Consolidated EBITDA	$28,720	$32,389	$30,395	$32,476	$25,322
Adjusted Consolidated EBITDA Margin	32.5%	34.1%	31.7%	33.1%	27.9%
Adjusted Diluted EPS	$0.64	$0.82	$0.78	$0.92	$0.58
Adjusted Free Cash Flow	$12,313	$25,922	$10,308	$12,357	$12,006
Adjusted Free Cash Flow Margin	13.9%	27.3%	10.7%	12.6%	13.3%
GAAP Net Income (Loss)	$(6,167)	$13,046	$13,347	$16,402	$10,899
GAAP Net Income (Loss) Margin	(7.0)%	13.7%	13.9%	16.7%	12.0%
GAAP Diluted Earnings (Loss) Per Share	$(0.33)	$0.71	$0.77	$1.00	$0.69
(1) Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue. The most comparable GAAP measures to the Non-GAAP measures presented in this table can be found in the Reconciliation of Non-GAAP Financial Measures section of this press release.

Carlos Quezada, President and Chief Operating Officer stated, “We report our performance results publicly using the same highly transparent Non-GAAP “Trend Reports” that we use internally and which have been explained in previous shareholder letters, including Five Quarter Trend Reports that reflect short term trends in our core operating, financial and overhead sectors over time. Shown on the previous page is our Five Quarter Operating and Financial Trend Report. While we report acquisitions for both funeral homes and cemeteries separately, I will focus on funeral home total and cemetery total, which will include both same store and acquisition businesses.
After a record second quarter in 2021, we are excited to report that our team of teams across our portfolio of businesses produced another quarter of revenue growth even against a very high comparable due to the COVID-19 pandemic volume lift last year. Total Funeral Operating Revenue for the second quarter of 2022 was $58.3 million, up $2.4 million or 4.3%. Total Funeral Field EBITDA was $22.1 million, up by $0.02 million or 0.9%; and Total Funeral Field EBITDA Margin was 37.9%, down by 130 basis points. The Funeral Field EBITDA Margin compression to 37.9% versus 39.2% in 2021 was mainly due to increased prices on merchandise, pay increases to hourly employees and various increases in supplies and utilities. As a percent of revenue, merchandise costs are up 0.3% versus the second quarter of 2021, and salaries and benefits are up 1.0%.
For our cemetery portfolio, we ended the second quarter with a Total Cemetery Operating Revenue of $25.2 million, which was almost flat compared to the prior year. Total Cemetery Field EBITDA of $11.1 million was down $1.5 million or 12.1%, and Total Cemetery Field EBITDA Margin of 44.2% was down by 620 basis points. Even though we continue to have some of the highest Cemetery Field EBITDA Margins in the industry, the decrease in Total Cemetery Field EBITDA is mainly due to a decline in performance in our Same Store Cemetery portfolio. After achieving flat Same Store Cemetery Operating Revenue compared to last year (an outstanding performance after a record quarter last year), we also experienced increases to merchandise, transportation and utility costs as a consequence of record inflation and global supply chain challenges. We first experienced these cost increases in May and have taken measures to return our Cemetery Field EBITDA Margins to Performance Standards Ranges.
Since the first quarter of 2020 (only 10 quarters), our cemetery sales performance and cemetery pre-need production have grown by $10.1 million to $19.3 million or 109.7% in the second quarter of 2022. Even after such a huge achievement from our cemetery portfolio over the last two years, our sales teams led by Shane Pudenz delivered fantastic High Performance in Q2 2022 with growth over prior year of $1.1 million or 6.0% in total cemetery pre-need sales production.
For the first half of the year, Total Revenue was $188.8 million, up $3.8 million or 2.1%, Total Field EBITDA was $84.1 million, a decrease of $1.7 million or 2%, and Total Field EBITDA Margin was 44.5%, a decrease of 190 basis points. Our Adjusted Diluted EPS was $1.51 for the first half, an increase of $0.06 or 4.1%, and GAAP Diluted EPS was $1.70, an increase of $1.33 or 359.5%.
Our focus on wise capital allocation investments and value creation is starting to bear fruit. For example, in marketing we now have many businesses in our portfolio with a fresh redesigned feel and look in their branding, creating a positive impact on their communities and their overall strategic brand positioning. Digital marketing is also delivering exceptional results through Google reviews, digital presence, and social media platforms, which are providing additional market share gain opportunities for each business. The other and most important reason for our certainty that value creation from our existing operations will increase over time is our people, whose commitment to service excellence and devotion to this noble profession is why families choose us over other options,” concluded Mr. Quezada.

UPDATE ON GROWTH THROUGH ACQUISITION OUTLOOK
Steve Metzger, Executive Vice President, Chief Administrative Officer and General Counsel stated, “Last quarter, we highlighted our expectation that a renewed focus on growth through acquisitions would accelerate in the back half of the year, and that continues to be the case. We previously announced a letter of intent to acquire a business just outside of the high growth Orlando market and we have since signed a definitive agreement and expect that transaction to close, pending regulatory approval, within the next couple of weeks. This business consists of two funeral homes that combined to serve more than 800 families last year and we are excited to welcome them to the Carriage Family.
We also recently signed a letter of intent to acquire a fantastic business that served more than 1,200 families last year, in another high growth large strategic market where we have never had a presence. This business, which has earned a top reputation within the market, includes funeral homes, a cemetery, and a cremation focused business. We look forward to providing more detail on this acquisition next quarter.
These two pending acquisitions will account for more than 2,000 additional calls each year, which represents approximately 4% of the total number of Funeral Home Calls we currently serve annually. These acquisitions are great examples of our growth plan, which continues to center around select premier businesses in large strategic markets with strong upside revenue growth potential, or what we call “No-Brainers.”
As we mentioned earlier, we have now turned our capital allocation focus towards high quality acquisitions in high growth markets while also deleveraging our balance sheet. The investments in talent that Mel described earlier, particularly those focused on technology, marketing, and acquisitions, all directly support our growth plan and provide tools that all of our businesses can use to increase their competitive advantages locally as we continue to focus on increasing our market share broadly.
We share with acquisition candidates that we believe one of our key competitive advantages are our best in class support teams, so we know how important it is to continue to invest in these specialized teams for our colleagues serving families every day, as well as for those owners who are looking for a succession planning solution that offers first class support and tools for their business and their people. Those of you who follow our releases know that we enjoy sharing real time feedback from members of the Carriage Family of Teams, and given this topic, I would be remiss if I did not share an e-mail I received yesterday from one of our Managing Partners, who joined us by way of an acquisition in 2019, regarding two members of our HR team:

Steve,

I wanted to let you know that I love Abby Durham and Oludare “Dare” Awotesu!! They make my job so much easier. They are quick to respond, which is extremely helpful in this crazy and quick hiring world. They keep everything organized, too. Their customer service is A++++!
Please share this with anyone who needs to know how great they are!

Thank you!

Lesli Y. Johnson
Managing Partner
Lesli’s e-mail is certainly not the exception, and it is one of the key drivers for why we have continued to invest in our critical Support Center teams. These investments will not only ensure our leaders have all of the tools and support they need to serve families at the highest level and compete for market share, but also serve as an important factor for owners and businesses looking for the best succession planning option for their business,” concluded Mr. Metzger.

ADJUSTED FREE CASH FLOW/LEVERAGE RATIO

	Six Months Ended June 30,
	2021	2022
Cash Provided by Operating Activities	$41,441	$30,177
Cash used for Maintenance Capital Expenditures	(4,602)	(5,982)
Free Cash Flow	$36,839	$24,195

Plus: Incremental Special Items:
Severance and Separation Costs	1,575	—
Disaster Recovery and Pandemic Costs	1,039	168
Adjusted Free Cash Flow	$39,453	$24,363

Total Revenue	$184,914	$188,761

Adjusted Free Cash Flow Margin	21.3%	12.9%
Ben Brink, Executive Vice President and Chief Financial Officer stated, “Adjusted Free Cash Flow in the second quarter declined $0.3 million to $12.0 million and Adjusted Free Cash Flow Margin declined 60 basis points to 13.3%. For the first half of the year Adjusted Free Cash Flow declined $15.1 million and Adjusted Free Cash Flow Margin declined 840 basis points to 12.9%. The year over year declines in our Adjusted Free Cash Flow for the first half of 2022 were primarily the result of lower Adjusted Consolidated EBITDA, higher cash incentive compensation payments made in the first quarter related to our five year Good To Great Managing Partner incentive program and higher maintenance capital expenditures.
Our Total Debt to Adjusted Consolidated EBITDA was 4.85 times at the end of the second quarter, an increase of 0.14 times from the end of the first quarter.

CAPITAL ALLOCATION
In the second quarter we repurchased 205,496 shares for an average purchase price of $40.02, which brought the total Carriage shares repurchased since the second quarter of 2021 to approximately 3.6 million shares for an average purchase price of $49.05. The 3.6 million shares repurchased is a reduction of approximately 19.8% of our diluted shares outstanding at the end of the first quarter of 2021.
Over the course of the next 12-18 months we intend to prioritize our capital allocation initially towards the acquisition of the two high quality businesses in strategic growth markets that we have under letters of intent and then towards continued investments in internal growth capital expenditures and debt repayment with the goal of lowering our Total Debt to Adjusted Consolidated EBITDA Ratio to below 4.5 times by the end of 2023. A lower leverage profile will provide the necessary financial flexibility to self-finance accretive capital allocation that will lead to a higher long term intrinsic value per share of Carriage.
Additionally, we believe that maintaining a lower leverage profile at approximately 4 times over the long term will lead to higher valuation multiples of our common shares, as institutional investors perceive Carriage as a ‘less risky’ equity investment because of lower leverage. We have demonstrated the ability to quickly de-lever our balance sheet when we rapidly reduced proforma leverage from 6 times post the transformative acquisitions made at the end of 2019 and early 2020 to approximately 3.8 times by the time we refinanced our senior notes in May 2021.

TRUST FUND INVESTMENT PERFORMANCE

	YTD 2022	Annualized 2009 - Q2 2022
CSV Discretionary Portfolio	(5.9)%	13.2%
S&P 500	(20.0)%	13.4%
DJIA	(14.4)%	12.5%
NASDAQ	(29.2)%	16.8%
HY Bond Index	(14.2)%	8.9%
70/30 HY/S&P Bond	(15.9)%	10.5%
As we outlined in our 2021 Shareholder Letter and in our first quarter 2022 earnings release, we have positioned our discretionary trust fund portfolio to outperform in the current market environment where fears of persistent inflation, rising interest rates, recession and continued geopolitical turmoil has led to declines in the vast majority of asset classes. We took advantage of the outperformance in the second quarter of commodity, energy and healthcare stocks to exit our positions in Freeport-McMoran, Cleveland-Cliffs, Valero, Phillips 66, LyondellBasel, Abbvie, Pfizer and Bristol-Myers for approximately $9.7 million in long term capital gains.
These sales increased our available cash position to approximately $30 million that we intend to redeploy to better relative value opportunities with a focus on increasing our recurring annual income generated by our portfolio, which currently is at an all-time high of $18.1 million annually. The realized capital gains we booked in the second quarter pushed our total realized capital gains to approximately $42 million since we executed our trust fund portfolio rotation at the depths of the Coronavirus Market Crisis in March 2020.
These capital gains coupled with the high amount of annual income generated by the portfolio has led to the continued incremental growth of our Financial Revenue and Financial EBITDA, which increased 3.2% and 2.3%, respectively, through the first six months of 2022. Additionally, the long-term capital gains and recurring income has put our preneed funeral and cemetery trusts in a materially overfunded position, the value of which will be recognized as these contracts mature which will lead to continued steady growth of our Financial Revenue and Financial EBITDA.

ROLLING FOUR QUARTER OUTLOOK
This Rolling Four Quarter Outlook is our Roughly Right Ranges forecast of performance over the next twelve months, which includes the estimates of performance for the two acquisitions we have announced and plan to close within the next ninety days, the full impact of the strategic investments we have made in our Overhead Support platform and the effect of higher short term interest rates,” concluded Mr. Brink.

Revenue: $380 - $390 million
Adjusted Consolidated EBITDA: $115 - $119 million
Adjusted Consolidated EBITDA Margin: 30% - 31%
Adjusted Diluted Earnings Per Share: $2.85 - $3.00
Adjusted Free Cash Flow: $68 - $72 million
Adjusted Free Cash Flow Margin: 18% - 19%

CONFERENCE CALL AND INVESTOR RELATIONS CONTACT
Carriage Services has scheduled a conference call for tomorrow, July 28, 2022 at 9:30 a.m. Central time. To participate in the call, please dial 800-715-9871 (conference ID - 3178566) and ask for the Carriage Services conference call. The conference call will also be available at https://edge.media-server.com/mmc/p/umgu97d2. An audio archive of the call will be available on demand via the Company's website at www.carriageservices.com. For any investor relations questions, please contact Ben Brink at 713-332-8441 or email InvestorRelations@carriageservices.com.

CARRIAGE SERVICES, INC.
OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2022	% Change	2021	2022	% Change

Same Store Contracts
Atneed Contracts	7,871	7,967	1.2%	17,400	17,938	3.1%
Preneed Contracts	1,370	1,448	5.7%	3,116	3,130	0.4%
Total Same Store Funeral Contracts	9,241	9,415	1.9%	20,516	21,068	2.7%
Acquisition Contracts
Atneed Contracts	1,339	1,337	(0.1%)	2,963	2,851	(3.8%)
Preneed Contracts	107	152	42.1%	231	344	48.9%
Total Acquisition Funeral Contracts	1,446	1,489	3.0%	3,194	3,195	—%
Total Funeral Contracts	10,687	10,904	2.0%	23,710	24,263	2.3%

Funeral Operating Revenue
Same Store Revenue	$48,922	$50,631	3.5%	$107,777	$112,157	4.1%
Acquisition Revenue	6,939	7,641	10.1%	14,924	16,251	8.9%
Total Funeral Operating Revenue	$55,861	$58,272	4.3%	$122,701	$128,408	4.7%

Cemetery Operating Revenue
Same Store Revenue	$16,906	$16,969	0.4%	$31,541	$31,220	(1.0%)
Acquisition Revenue	8,175	8,193	0.2%	15,155	14,490	(4.4%)
Total Cemetery Operating Revenue	$25,081	$25,162	0.3%	$46,696	$45,710	(2.1%)

Total Financial Revenue	$5,394	$5,758	6.7%	$11,088	$11,447	3.2%

Ancillary Revenue	$1,088	$980	(9.9%)	$2,295	$2,050	(10.7%)

Total Divested/Planned Divested Revenue	$853	$428	(49.8%)	$2,134	$1,146	(46.3%)

Total Revenue	$88,277	$90,600	2.6%	$184,914	$188,761	2.1%

Field EBITDA
Same Store Funeral Field EBITDA	$19,144	$19,042	(0.5%)	$45,770	$46,541	1.7%
Same Store Funeral Field EBITDA Margin	39.1%	37.6%	(150 bp)	42.5%	41.5%	(100 bp)
Acquisition Funeral Field EBITDA	2,769	3,059	10.5%	6,413	6,809	6.2%
Acquisition Funeral Field EBITDA Margin	39.9%	40.0%	10 bp	43.0%	41.9%	(110 bp)
Total Funeral Field EBITDA	$21,913	$22,101	0.9%	$52,183	$53,350	2.2%
Total Funeral Field EBITDA Margin	39.2%	37.9%	(130 bp)	42.5%	41.5%	(100 bp)

Same Store Cemetery Field EBITDA	$7,907	$6,479	(18.1%)	$13,611	$11,779	(13.5%)
Same Store Cemetery Field EBITDA Margin	46.8%	38.2%	(860 bp)	43.2%	37.7%	(550 bp)
Acquisition Cemetery Field EBITDA	4,737	4,640	(2.0%)	8,839	7,939	(10.2%)
Acquisition Cemetery Field EBITDA Margin	57.9%	56.6%	(130 bp)	58.3%	54.8%	(350 bp)
Total Cemetery Field EBITDA	$12,644	$11,119	(12.1%)	$22,450	$19,718	(12.2%)
Total Cemetery Field EBITDA Margin	50.4%	44.2%	(620 bp)	48.1%	43.1%	(500 bp)

Total Financial Field EBITDA	$5,048	$5,318	5.3%	$10,341	$10,578	2.3%
Total Financial Field EBITDA Margin	93.6%	92.4%	(120 bp)	93.3%	92.4%	(90 bp)

Ancillary EBITDA	$274	$151	(44.9%)	$516	$372	(27.9%)
Ancillary EBITDA Margin	25.2%	15.4%	(980 bp)	22.5%	18.1%	(440 bp)

Total Divested/Planned Divested EBITDA	$135	$(54)	(140.0%)	$311	$71	(77.2%)
Total Divested/Planned Divested EBITDA Margin	15.8%	(12.6)%	(2,840 bp)	14.6%	6.2%	(840 bp)

Total Field EBITDA	$40,014	$38,635	(3.4%)	$85,801	$84,089	(2.0%)
Total Field EBITDA Margin	45.3%	42.6%	(270 bp)	46.4%	44.5%	(190 bp)

OPERATING AND FINANCIAL TREND REPORT
(IN THOUSANDS - EXCEPT PER SHARE AMOUNTS)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2022	% Change	2021	2022	% Change

Overhead
Total Variable Overhead	$4,545	$4,520	(0.6%)	$11,445	$9,695	(15.3%)
Total Regional Fixed Overhead	1,356	1,595	17.6%	2,555	2,935	14.9%
Total Corporate Fixed Overhead	5,538	7,398	33.6%	11,038	14,029	27.1%
Total Overhead	$11,439	$13,513	18.1%	$25,038	$26,659	6.5%
Overhead as a percentage of Revenue	13.0%	14.9%	190 bp	13.5%	14.1%	60 bp

Consolidated EBITDA	$28,575	$25,122	(12.1%)	$60,763	$57,430	(5.5%)
Consolidated EBITDA Margin	32.4%	27.7%	(470 bp)	32.9%	30.4%	(250 bp)

Other Expenses and Interest
Depreciation & Amortization	$5,594	$5,112		$10,536	$9,895
Non-Cash Stock Compensation	1,230	1,478		2,538	3,085
Interest Expense	7,478	5,988		15,062	11,530
Accretion of Discount on Convertible Sub. Notes	—	—		20	—
Loss on Extinguishment of Debt	23,807	—		23,807	—
Net (Gain) Loss on Divestitures	205	(1,278)		(103)	(575)
Net Gain on Insurance Reimbursements	—	(1,376)		—	(3,275)
Net Loss on Disposal of Fixed Assets	622	85		622	149
Other, Net	(2)	(7)		66	17
Pre-Tax Income (Loss)	$(10,359)	$15,120		$8,215	$36,604
Net Tax (Benefit) Expense	(4,192)	4,221		1,449	9,303
GAAP Net Income (Loss)	$(6,167)	$10,899	276.7%	$6,766	$27,301	303.5%

Special Items
Severance and Separation Costs	—	—		1,575	—
Accretion of Discount on Convertible Sub. Notes	—	—		20	—
Net (Gain) Loss on Divestitures	205	(1,278)		(103)	(575)
Litigation Reserve		200			200
Loss on Extinguishment of Debt	23,807	—		23,807	—
Net Gain on Insurance Reimbursements	—	(1,376)		—	(3,275)
Disaster Recovery and Pandemic Costs	145	—		1,039	168
Change in Uncertain Tax Reserves and Other	—	—		—	(533)
Other Special Items	1,334	—		1,334	—
Sum of Special Items	$25,491	$(2,454)		$27,672	$(4,015)
Tax Effect on Special Items	7,457	(653)		7,881	(926)
Adjusted Net Income	$11,867	$9,098	(23.3%)	$26,557	$24,212	(8.8%)
Adjusted Net Income Margin	13.4%	10.0%	(340 bp)	14.4%	12.8%	(160 bp)

Adjusted Basic Earnings Per Share	$0.66	$0.61	(7.6%)	$1.48	$1.61	8.8%
Adjusted Diluted Earnings Per Share	$0.64	$0.58	(9.4%)	$1.45	$1.51	4.1%

GAAP Basic Earnings (Loss) Per Share	$(0.34)	$0.74	317.6%	$0.38	$1.82	378.9%
GAAP Diluted Earnings (Loss) Per Share	$(0.33)	$0.69	309.1%	$0.37	$1.70	359.5%

Weighted Average Basic Shares Outstanding	17,967	14,798		17,966	15,020
Weighted Average Diluted Shares Outstanding	18,511	15,712		18,364	16,033

Reconciliation to Adjusted Consolidated EBITDA
Consolidated EBITDA	$28,575	$25,122	(12.1%)	$60,763	$57,430	(5.5%)
Severance and Separation Costs	—	—		1,575	—
Litigation Reserve	—	200		—	200
Disaster Recovery and Pandemic Costs	145	—		1,039	168
Adjusted Consolidated EBITDA	$28,720	$25,322	(11.8%)	$63,377	$57,798	(8.8%)
Adjusted Consolidated EBITDA Margin	32.5%	27.9%	(460 bp)	34.3%	30.6%	(370 bp)

CARRIAGE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited and in thousands)

	December 31, 2021	June 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,148	$1,058
Accounts receivable, net	25,314	24,308
Inventories	7,346	7,645
Prepaid and other current assets	6,404	3,951
Total current assets	40,212	36,962
Preneed cemetery trust investments	100,903	91,352
Preneed funeral trust investments	113,658	102,843
Preneed cemetery receivables, net	23,150	25,699
Receivables from funeral preneed trusts, net	19,009	19,689
Property, plant and equipment, net	269,367	271,532
Cemetery property, net	100,701	101,348
Goodwill	391,972	391,071
Intangible and other non-current assets, net	29,378	29,653
Operating lease right-of-use assets	17,881	17,571
Cemetery perpetual care trust investments	72,400	63,703
Total assets	$1,178,631	$1,151,423
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt and lease obligations	$2,809	$3,023
Accounts payable	14,205	9,064
Accrued and other liabilities	43,773	30,744
Total current liabilities	60,787	42,831
Acquisition debt, net of current portion	3,979	3,891
Credit facility	153,857	173,501
Senior notes	394,610	394,923
Obligations under finance leases, net of current portion	5,157	4,945
Obligations under operating leases, net of current portion	18,520	18,005
Deferred preneed cemetery revenue	50,202	52,494
Deferred preneed funeral revenue	30,584	31,466
Deferred tax liability	45,784	47,495
Other long-term liabilities	1,419	1,829
Deferred preneed cemetery receipts held in trust	100,903	91,352
Deferred preneed funeral receipts held in trust	113,658	102,843
Care trusts’ corpus	71,156	63,004
Total liabilities	1,050,616	1,028,579
Commitments and contingencies:
Stockholders’ equity:
Common stock	263	263
Additional paid-in capital	236,809	238,571
Retained earnings	135,462	162,763
Treasury stock	(244,519)	(278,753)
Total stockholders’ equity	128,015	122,844
Total liabilities and stockholders’ equity	$1,178,631	$1,151,423

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022

Revenue:
Service revenue	$40,119	$42,550	$87,876	$92,287
Property and merchandise revenue	41,606	41,276	83,502	82,888
Other revenue	6,552	6,774	13,536	13,586
	88,277	90,600	184,914	188,761
Field costs and expenses:
Cost of service	19,583	21,389	40,550	43,488
Cost of merchandise	27,520	29,306	56,040	58,636
Cemetery property amortization	2,175	1,704	3,692	3,036
Field depreciation expense	3,142	3,253	6,278	6,550
Regional and unallocated funeral and cemetery costs	5,770	5,966	11,843	12,313
Other expenses	1,160	1,270	2,523	2,548
	59,350	62,888	120,926	126,571
Gross profit	28,927	27,712	63,988	62,190

Corporate costs and expenses:
General, administrative and other	7,176	9,180	16,299	17,740
Net (gain) loss on divestitures, disposals and impairment charges	827	(1,193)	519	(426)
Operating income	20,924	19,725	47,170	44,876

Interest expense	(7,478)	(5,988)	(15,062)	(11,530)
Accretion of discount on convertible subordinated notes	—	—	(20)	—
Loss on extinguishment of debt	(23,807)	—	(23,807)	—
Gain on insurance reimbursements	—	1,376	—	3,275
Other, net	2	7	(66)	(17)
Income (loss) before income taxes	(10,359)	15,120	8,215	36,604
Benefit (expense) for income taxes	3,417	(4,234)	(2,341)	(9,938)
Tax adjustment related to certain discrete items	775	13	892	635
Total benefit (expense) for income taxes	4,192	(4,221)	(1,449)	(9,303)
Net income (loss)	$(6,167)	$10,899	$6,766	$27,301

Basic earnings (loss) per common share:	$(0.34)	$0.74	$0.38	$1.82
Diluted earnings (loss) per common share:	$(0.33)	$0.69	$0.37	$1.70

Dividends declared per common share:	$0.100	$0.1125	$0.200	$0.225

Weighted average number of common and common equivalent shares outstanding:
Basic	17,967	14,798	17,966	15,020
Diluted	18,511	15,712	18,364	16,033

CARRIAGE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Six Months Ended June 30,
	2021	2022
Cash flows from operating activities:
Net income	$6,766	$27,301
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,536	9,895
Provision for credit losses	849	1,657
Stock-based compensation expense	2,537	3,085
Deferred income tax expense (benefit)	(4,461)	1,711
Amortization of intangibles	645	634
Amortization of debt issuance costs	345	253
Amortization and accretion of debt	201	243
Loss on extinguishment of debt	23,807	—
Net (gain) loss on divestitures, disposals and impairment charges	519	(426)
Gain on insurance reimbursements	—	(3,275)
Other	181	(6)
Changes in operating assets and liabilities that provided (used) cash:
Accounts and preneed receivables	(702)	(3,200)
Inventories, prepaid and other current assets	(894)	2,967
Intangible and other non-current assets	(592)	(747)
Preneed funeral and cemetery trust investments	(18,473)	(11,100)
Accounts payable	(471)	(2,712)
Accrued and other liabilities	1,382	(10,242)
Deferred preneed funeral and cemetery revenue	1,977	2,633
Deferred preneed funeral and cemetery receipts held in trust	17,289	11,506
Net cash provided by operating activities	41,441	30,177

Cash flows from investing activities:
Acquisitions of real estate	(2,935)	(2,601)
Proceeds from divestitures and sale of other assets	3,622	3,720
Proceeds from insurance reimbursements	120	2,167
Capital expenditures	(8,751)	(13,468)
Net cash used in investing activities	(7,944)	(10,182)

Cash flows from financing activities:
Borrowings from the credit facility	100,868	97,900
Payments against the credit facility	(87,568)	(78,100)
Payment to redeem the senior notes due 2026	(400,000)	—
Payment of call premium for the redemption of the senior notes due 2026	(19,876)	—
Proceeds from the issuance of the senior notes due 2029	395,500	—
Payment of debt issuance costs for the credit facility and senior notes	(1,930)	(339)
Conversions and maturity of the convertible notes	(3,980)	—
Payments on acquisition debt and obligations under finance leases	(452)	(202)
Payments on contingent consideration recorded at acquisition date	(461)	—
Proceeds from the exercise of stock options and employee stock purchase plan contributions	1,495	1,060
Taxes paid on restricted stock vestings and exercises of stock options	(1,323)	(286)
Dividends paid on common stock	(3,607)	(3,455)
Purchase of treasury stock	(11,559)	(36,663)
Net cash used in financing activities	(32,893)	(20,085)

Net increase (decrease) in cash and cash equivalents	604	(90)
Cash and cash equivalents at beginning of period	889	1,148
Cash and cash equivalents at end of period	$1,493	$1,058

NON-GAAP FINANCIAL MEASURES
This press release uses Non-GAAP financial measures to present the financial performance of the Company. Our Non-GAAP reporting provides a transparent framework of our operating and financial performance that reflects the earning power of the Company as an operating and consolidation platform.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors to compare our results to previous periods, to provide insight into the underlying long-term performance trends in our business and to provide the opportunity to differentiate ourselves as the best consolidation platform in the industry against the performance of other funeral and cemetery companies.
Reconciliations of the Non-GAAP financial measures to GAAP measures are also provided in this press release.
The term “same store” refers to funeral homes and cemeteries acquired prior to January 1, 2018 and owned and operated for the entirety of each period being presented, excluding certain funeral home and cemetery businesses that we intend to divest. The term “acquired” or “acquisition” refers to funeral homes and cemeteries purchased after December 31, 2017, excluding any funeral home and cemetery businesses that we intend to divest.
The Non-GAAP financial measures used in this press release and the definitions of them used by the Company for our internal management purposes in this press release are described below.
•Special Items are defined as charges or credits included in our GAAP financial statements that can vary from period to period and are not reflective of costs incurred in the ordinary course of our operations. The Change in Uncertain Tax Reserves and Other was not tax effected. Special Items were taxed at the operating tax rate.
•Adjusted Net Income is defined as net income after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Net Income Margin is defined as Adjusted Net Income as a percentage of total revenue.
•Consolidated EBITDA is defined as net income before income taxes, interest expenses, non-cash stock compensation, depreciation and amortization, and interest income and other, net.
•Consolidated EBITDA Margin is defined as Consolidated EBITDA as a percentage of total revenue.
•Adjusted Consolidated EBITDA is defined as Consolidated EBITDA after adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
•Adjusted Consolidated EBITDA Margin is defined as Adjusted Consolidated EBITDA as a percentage of total revenue.
•Adjusted Free Cash Flow is defined as net cash provided by operating activities, adjusted by Special Items as deemed necessary, less cash for maintenance capital expenditures.
•Adjusted Free Cash Flow Margin is defined as Adjusted Free Cash Flow as a percentage of total revenue.
•Funeral Field EBITDA is defined as funeral operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA related to the Funeral Home segment.
•Funeral Field EBITDA Margin is defined as Funeral Field EBITDA as a percentage of total funeral operating revenue.
•Cemetery Field EBITDA is defined as cemetery operating income, excluding depreciation and amortization, regional and unallocated costs, gain/loss on divestitures and fixed assets and impairment charges, Financial Field EBITDA and Divested/Planned Divested EBITDA related to the Cemetery segment.
•Cemetery Field EBITDA Margin is defined as Cemetery Field EBITDA as a percentage of total cemetery operating revenue.
•Preneed Cemetery Property Sales is defined as cemetery property sold prior to death.
•Total Preneed Cemetery Sales Production is defined as all cemetery property, merchandise and services sold prior to death.
•Funeral Financial Field EBITDA is defined as Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) less the related expenses. Funeral Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Funeral Financial Field EBITDA Margin is defined as Funeral Financial Field EBITDA as a percentage of Funeral Financial Revenue.
•Cemetery Financial Field EBITDA is defined as Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges) less the related expenses. Cemetery Financial Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Cemetery Financial Field EBITDA Margin is defined as Cemetery Financial Field EBITDA as a percentage of Cemetery Financial Revenue.
•Total Financial Revenue is the sum of Funeral Financial Revenue (preneed funeral insurance commissions and preneed funeral trust and insurance) and Cemetery Financial Revenue (preneed cemetery trust earnings and preneed cemetery finance charges).
•Total Financial Field EBITDA is the sum of Funeral Financial Field EBITDA and Cemetery Financial Field EBITDA.
•Total Financial Field EBITDA Margin is defined as Total Financial Field EBITDA as a percentage of Total Financial Revenue.
•Ancillary Revenue is defined as revenues from our ancillary businesses, which include a flower shop, pet cremation business and online cremation business. Ancillary Revenue and the related expenses are presented within Other Revenue and Other Expenses, respectively, on the Consolidated Statement of Operations.
•Ancillary EBITDA is defined as Ancillary Revenue, less expenses related to our ancillary businesses noted above.
•Ancillary EBITDA Margin is defined as Ancillary EBITDA as a percentage of Ancillary Revenue.
•Divested/Planned Divested Revenue is defined as revenues from certain funeral home and cemetery businesses that we have divested and intend to divest.
•Divested/Planned Divested EBITDA is defined as Divested/Planned Divested Revenue, less field level and financial expenses related to the divested/planned divested businesses noted above.
•Divested/Planned Divested EBITDA Margin is defined as Divested/Planned Divested EBITDA as a percentage of Divested/Planned Divested Revenue.
•Total Field EBITDA is the sum of Funeral Field EBITDA, Cemetery Field EBITDA, Total Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA.
•Total Field EBITDA Margin is defined as Total Field EBITDA as a percentage of total revenue.
•Adjusted Basic Earnings Per Share (EPS) is defined as GAAP basic earnings per share, adjusted for Special Items.
•Adjusted Diluted Earnings Per Share (EPS) is defined as GAAP diluted earnings per share, adjusted for Special Items.

•Total Debt Outstanding is defined as indebtedness under our bank credit facility, senior notes due 2029, acquisition debt and finance leases.
•Total Debt to Adjusted Consolidated EBITDA Ratio is defined as Total Debt Outstanding to Adjusted Consolidated EBITDA.
Funeral Field EBITDA and Cemetery Field EBITDA
Our operations are reported in two business segments: Funeral Home Operations and Cemetery Operations. Our Field level results highlight trends in volumes, Revenue, Field EBITDA (the individual business’ cash earning power/locally controllable business profit) and Field EBITDA Margin (the individual business’ controllable profit margin).
Funeral Field EBITDA and Cemetery Field EBITDA are defined above. Funeral and Cemetery Operating Income is defined as Revenue less “Field costs and expenses” — a line item encompassing these areas of costs: i) Funeral and cemetery field costs, ii) Field depreciation and amortization expense, iii) Regional and unallocated funeral and cemetery costs, and iv) Gain/loss on divestitures, disposals and impairment charges. Funeral and cemetery field costs include cost of service, funeral and cemetery merchandise costs, operating expenses, labor and other related expenses incurred at the business level.
Regional and unallocated funeral and cemetery costs presented in our GAAP statement consist primarily of salaries and benefits of our Regional leadership, incentive compensation opportunity to our Field employees and other related costs for field infrastructure. These costs, while necessary to operate our businesses as currently operated within our unique, decentralized platform, are not controllable operating expenses at the Field level as the composition, structure and function of these costs are determined by executive leadership in the Houston Support Center. These costs are components of our overall overhead platform presented within Consolidated EBITDA and Adjusted Consolidated EBITDA. We do not directly or indirectly “push down” any of these expenses to the individual business’ field level margins.
We believe that our “Regional and unallocated funeral and cemetery costs” are necessary to support our decentralized, high performance culture operating framework, and as such, are included in Consolidated EBITDA and Adjusted Consolidated EBITDA, which more accurately reflects the cash earning power of the Company as an operating and consolidation platform.
Consolidated EBITDA and Adjusted Consolidated EBITDA
Consolidated EBITDA and Adjusted Consolidated EBITDA are defined above. Our Adjusted Consolidated EBITDA include adjustments for Special Items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations.
How These Measures Are Useful
When used in conjunction with GAAP financial measures, our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are supplemental measures of operating performance that we believe are useful measures to facilitate comparisons to our historical consolidated and business level performance and operating results.
We believe our presentation of Adjusted Consolidated EBITDA, a key metric used internally by our management, provides investors with a supplemental view of our operating performance that facilitates analysis and comparisons of our ongoing business operations because it excludes items that may not be indicative of our ongoing operating performance.
Limitations of the Usefulness of These Measures
Our Total Field EBITDA, Consolidated EBITDA and Adjusted Consolidated EBITDA are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Our presentation is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Funeral Field EBITDA, Cemetery Field EBITDA, Funeral Financial Field EBITDA, Cemetery Financial Field EBITDA, Ancillary EBITDA and Divested/Planned Divested EBITDA are not consolidated measures of profitability.
Funeral and Cemetery Field EBITDA excludes certain costs presented in our GAAP statement that we do not allocate to the individual business’ field level margins, as noted above. A reconciliation to Funeral and Cemetery Operating Income, the most directly comparable GAAP measure, is set forth below.
Consolidated EBITDA excludes certain items that we believe do not directly reflect our core operations and may not be indicative of our normal business operations. A reconciliation to Net Income, the most directly comparable GAAP measure, is set forth below.
Therefore, these measures may not provide a complete understanding of our performance and should be reviewed in conjunction with our GAAP financial measures. Carriage Services strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of certain financial measures that are not GAAP measures. The Non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures, all of which are reflected in the tables below.
Reconciliation of Net Income (Loss) to Adjusted Net Income (in thousands):

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Net Income (Loss)	$(6,167)	$13,046	$13,347	$16,402	$10,899
Special Items
Loss on Extinguishment of Debt	23,807	—	—	—	—
Net (Gain) Loss on Divestitures	205	282	(1,035)	703	(1,278)
Impairment of Goodwill and Other Intangibles	—	500	—	—	—
Net Gain on Insurance Reimbursements	—	—	—	(1,899)	(1,376)
Litigation Reserve	—	—	1,050	—	200
Disaster Recovery and Pandemic Costs	145	1,002	116	168	—
Other Special Items	1,334	1,020	—	—	—
Change in Uncertain Tax Reserves and Other(1)	—	—	—	(533)	—
Sum of Special Items	$25,491	$2,804	$131	$(1,561)	$(2,454)
Tax Effect on Special Items(2)	7,457	738	(116)	(273)	(653)
Adjusted Net Income	$11,867	$15,112	$13,594	$15,114	$9,098

(1)	The Change in Uncertain Tax Reserves and Other are not tax effected.
(2)	Special Items are taxed at the operating tax rate.

Reconciliation of Net Income (Loss) to Consolidated EBITDA, Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Net Income (Loss)	$(6,167)	$13,046	$13,347	$16,402	$10,899
Total Expense (Benefit) for Income Taxes	(4,192)	5,122	4,574	5,082	4,221
Income (Loss) Before Income Taxes	$(10,359)	$18,168	$17,921	$21,484	$15,120

Depreciation & Amortization	5,594	4,950	5,034	4,783	5,112
Non-Cash Stock Compensation	1,230	1,294	1,681	1,607	1,478
Interest Expense	7,478	5,076	5,307	5,542	5,988
Loss on Extinguishment of Debt	23,807	—	—	—	—
Net (Gain) Loss on Divestitures	205	282	(1,035)	703	(1,278)
Impairment of Goodwill and Other Intangibles	—	500	—	—	—
Net Gain on Insurance Reimbursements	—	—	—	(1,899)	(1,376)
Net Loss on Disposal of Fixed Assets	622	76	324	64	85
Other, Net	(2)	21	(3)	24	(7)
Consolidated EBITDA	$28,575	$30,367	$29,229	$32,308	$25,122
Adjusted For:
Litigation Reserve	—	—	1,050	—	200
Disaster Recovery and Pandemic Costs	145	1,002	116	168	—
Other Special Items	—	1,020	—	—	—
Adjusted Consolidated EBITDA	$28,720	$32,389	$30,395	$32,476	$25,322

Total Revenue	$88,277	$95,041	$95,931	$98,161	$90,600

Adjusted Consolidated EBITDA Margin	32.5%	34.1%	31.7%	33.1%	27.9%
Net Income (Loss) Margin	(7.0)%	13.7%	13.9%	16.7%	12.0%
Components of Total Revenue (in thousands):

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Same Store Funeral Revenue	$48,922	$57,104	$57,178	$61,526	$50,631
Acquisition Funeral Revenue	6,939	7,651	8,007	8,610	7,641
Same Store Cemetery Revenue	16,906	16,342	16,288	14,251	16,969
Acquisition Cemetery Revenue	8,175	6,362	6,312	6,297	8,193
Funeral Financial Revenue	2,100	2,250	2,499	2,431	2,258
Cemetery Financial Revenue	3,294	3,388	3,661	3,258	3,500
Ancillary Revenue	1,088	1,096	1,046	1,070	980
Divested/Planned Divested Funeral Revenue	783	796	854	718	428
Divested Cemetery Revenue	70	52	86	—	—
Total Revenue	$88,277	$95,041	$95,931	$98,161	$90,600

Reconciliation of Funeral and Cemetery Operating Income to Funeral and Cemetery Field EBITDA (in thousands):

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Funeral Operating Income (GAAP)	$16,604	$22,924	$23,187	$25,463	$18,485
Depreciation & Amortization	2,766	2,761	2,766	2,871	2,827
Regional & Unallocated Costs	4,023	4,907	5,419	4,634	4,034
Net (Gain) Loss on Divestitures, Disposals and Impairment Charges	791	763	(810)	767	(1,194)
Less:
Funeral Financial EBITDA	(1,878)	(1,959)	(2,238)	(2,140)	(1,954)
Ancillary EBITDA	(274)	(274)	(216)	(221)	(151)
Funeral Divested/Planned Divested EBITDA	(119)	(189)	(243)	(125)	54
Funeral Field EBITDA	$21,913	$28,933	$27,865	$31,249	$22,101

Funeral Revenue	$59,832	$68,897	$69,584	$74,355	$61,938

Funeral Operating Income Margin	27.8%	33.3%	33.3%	34.2%	29.8%

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Cemetery Operating Income (GAAP)	$11,498	$9,471	$9,891	$8,218	$10,421
Depreciation & Amortization	2,551	1,914	1,868	1,758	2,130
Regional & Unallocated Costs	1,747	1,905	1,772	1,713	1,932
Net Loss on Divestitures, Disposals and Impairment Charges	34	6	96	30	—
Less:
Cemetery Financial EBITDA	(3,170)	(3,265)	(3,532)	(3,120)	(3,364)
Cemetery Divested EBITDA	(16)	(19)	(16)	—	—
Cemetery Field EBITDA	$12,644	$10,012	$10,079	$8,599	$11,119

Cemetery Revenue	$28,445	$26,144	$26,347	$23,806	$28,662

Cemetery Operating Income Margin	40.4%	36.2%	37.5%	34.5%	36.4%

Components of Total Field EBITDA (in thousands):

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Funeral Field EBITDA	$21,913	$28,933	$27,865	$31,249	$22,101
Cemetery Field EBITDA	12,644	10,012	10,079	8,599	11,119
Funeral Financial EBITDA	1,878	1,959	2,238	2,140	1,954
Cemetery Financial EBITDA	3,170	3,265	3,532	3,120	3,364
Ancillary EBITDA	274	274	216	221	151
Funeral Divested/Planned Divested EBITDA	119	189	243	125	(54)
Cemetery Divested EBITDA	16	19	16	—	—
Total Field EBITDA	$40,014	$44,651	$44,189	$45,454	$38,635
Reconciliation of GAAP Basic Earnings (Loss) Per Share to Adjusted Basic Earnings Per Share:

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
GAAP Basic Earnings (Loss) Per Share	$(0.34)	$0.74	$0.82	$1.07	$0.74
Special Items	1.00	0.12	0.01	(0.08)	(0.13)
Adjusted Basic Earnings Per Share	$0.66	$0.86	$0.83	$0.99	$0.61
Reconciliation of GAAP Diluted Earnings (Loss) Per Share to Adjusted Diluted Earnings Per Share:

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
GAAP Diluted Earnings (Loss) Per Share	$(0.33)	$0.71	$0.77	$1.00	$0.69
Special Items	0.97	0.11	0.01	(0.08)	(0.11)
Adjusted Diluted Earnings Per Share	$0.64	$0.82	$0.78	$0.92	$0.58
Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

	2ND QTR 2021	3RD QTR 2021	4TH QTR 2021	1ST QTR 2022	2ND QTR 2022
Cash Provided by Operating Activities	$14,630	$28,258	$14,547	$15,801	$14,376
Cash used for Maintenance Capital Expenditures	(2,462)	(4,358)	(4,355)	(3,612)	(2,370)
Free Cash Flow	$12,168	$23,900	$10,192	$12,189	$12,006

Plus: Incremental Special Items:
Disaster Recovery and Pandemic Costs	145	1,002	116	168	—
Other Special Items	—	1,020	—	—	—
Adjusted Free Cash Flow	$12,313	$25,922	$10,308	$12,357	$12,006

Total Revenue	$88,277	$95,041	$95,931	$98,161	$90,600

Adjusted Free Cash Flow Margin	13.9%	27.3%	10.7%	12.6%	13.3%
Cash Provided by Operating Activities as a Percentage of Total Revenue	16.6%	29.7%	15.2%	16.1%	15.9%

Reconciliation of the Rolling Four Quarter Outlook for the period ending June 30, 2023
Earlier in this press release, we present the Rolling Four Quarter Outlook which reflects management’s opinion on the performance of the portfolio of existing businesses, including performance of existing trusts, and excludes size and timing of acquisitions unless we have a signed Letter of Intent with a high likelihood of a closing within 90 days. This Outlook is not intended to be management estimates or forecasts of our future performance, as we believe precise estimates will be precisely wrong all the time. The following reconciliations are presented within the ranges of this Outlook.
Reconciliation of Net Income to Consolidated EBITDA, Total Field EBITDA (in thousands) and Total Field EBITDA Margin:

June 30, 2023E
Net Income	$46,500
Total Tax Expense	17,500
Pretax Income	$64,000
Interest Expense	26,700
Depreciation & Amortization, Non-Cash Stock Compensation and Other, Net	26,300
Consolidated EBITDA	$117,000
Overhead	58,900
Total Field EBITDA	$175,900

Total Revenue	$385,000

Total Field EBITDA Margin	45.7%
Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA (in thousands) and Adjusted Consolidated EBITDA Margin:

June 30, 2023E
Consolidated EBITDA	$117,000
Special Items	—
Adjusted Consolidated EBITDA	$117,000

Total Revenue	$385,000

Adjusted Consolidated EBITDA Margin	30.4%
Reconciliation of Net Income to Adjusted Net Income (in thousands):

June 30, 2023E
Net Income	$46,500
Special Items	—
Adjusted Net Income	$46,500
Reconciliation of GAAP Diluted Earnings Per Share to Adjusted Diluted Earnings Per Share:

June 30, 2023E
GAAP Diluted Earnings Per Share	$2.95
Special Items	—
Adjusted Diluted Earnings Per Share	$2.95

Reconciliation of Cash Provided by Operating Activities to Adjusted Free Cash Flow (in thousands) and Adjusted Free Cash Flow Margin:

June 30, 2023E
Cash Provided by Operating Activities	$83,000
Cash used for Maintenance Capital Expenditures	(12,000)
Special Items	—
Adjusted Free Cash Flow	$71,000

Total Revenue	$385,000

Adjusted Free Cash Flow Margin	18.4%

Cash Provided by Operating Activities as a Percentage of Total Revenue	21.6%

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to historical information, this Press Release contains certain statements and information that may constitute forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical information, should be deemed to be forward-looking statements. These statements include, but are not limited to, statements regarding any projections of earnings, revenue, cash flow, capital allocation, debt levels, equity performance, market share growth, overhead, including talent recruitment, field and corporate incentive compensation, or other financial items; any statements of the plans, strategies and objectives of management for future operations or financing activities, including, but not limited, to capital allocation and organizational performance; any statements of the plans, timing and objectives of management for acquisition activities; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing and are based on our current expectations and beliefs concerning future developments and their potential effect on us. The words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “seek”, “project”, “forecast”, “foresee”, “should”, “would”, “could”, “plan”, “anticipate” and other similar words or expressions are intended to identify forward-looking statements, which are generally not historical in nature. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenue and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions, except where specifically noted. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•our ability to find and retain skilled personnel;
•the effects of our talent recruitment efforts, incentive and compensation plans and programs, including such effects on our Standards Operating Model and the Company’s operational and financial performance;
•our ability to execute our growth strategy;
•the execution of our Standards Operating, 4E Leadership and Standard Acquisition Models;
•the effects of competition;
•changes in the number of deaths in our markets;
•changes in consumer preferences and our ability to adapt to or meet those changes;
•our ability to generate preneed sales, including implementing our cemetery portfolio sales strategy, product development and optimization plans;
•the investment performance of our funeral and cemetery trust funds;
•fluctuations in interest rates;
•our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;
•our ability to meet the timing, objectives and expectations related to our capital allocation framework, including our forecasted rates of return, planned uses of free cash flow and future capital allocation, including share repurchases, potential strategic acquisitions, internal growth projects, dividend increases, or debt repayment plans;
•our ability to meet the projected financial and equity performance metrics to our updated rolling four quarter outlook, if at all;

•the timely and full payment of death benefits related to preneed funeral contracts funded through life insurance contracts;
•the financial condition of third-party insurance companies that fund our preneed funeral contracts;
•increased or unanticipated costs, such as insurance or taxes;
•our level of indebtedness and the cash required to service our indebtedness;
•changes in federal income tax laws and regulations and the implementation and interpretation of these laws and regulations by the Internal Revenue Service;
•effects of the application of other applicable laws and regulations, including changes in such regulations or the interpretation thereof;
•the potential impact of epidemics and pandemics, including the COVID-19 coronavirus, including new variants of COVID-19, such as the Delta and Omicron variants, on customer preferences and on our business;
•government, social, business and other actions that have been and will be taken in response to pandemics, including potential responses to new variants of COVID-19, such as the Delta and Omicron variants;
•effects and expense of litigation;
•consolidation of the funeral and cemetery industry;
•our ability to identify and consummate strategic acquisitions, if at all, and successfully integrate acquired businesses with our existing businesses, including expected performance and financial improvements related thereto;
•economic, financial and stock market fluctuations,
•interruptions or security lapses of our information technology, including any cybersecurity or ransomware incidents,
•our failure to maintain effective control over financial reporting; and
•other factors and uncertainties inherent in the funeral and cemetery industry.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.carriageservices.com.
Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.